FORM OF
                              AMENDMENT AGREEMENT


      Amendment AGREEMENT, effective as of December 26, 2000, by and among E*TRADE FUNDS, a business trust organized under the laws of the State of Delaware (the "Fund"), E*TRADE ASSET MANAGEMENT, INC. (the "Adviser") and
Investors  Bank & Trust  Company,  a  Massachusetts  trust  company  ("Investors
Bank").

      WHEREAS the Fund and Investors Bank entered into a Custodian Agreement dated February 15, 1999 (the "Custodian Agreement"); as amended from time to time, and

      WHEREAS, the Fund and Investors Bank desire to amend the Custodian Agreement as set forth below.

      WHEREAS, the Fund, the Adviser and Investors Bank agree that the Adviser shall become a party to the Custodian Agreement hereby and shall be responsible for the duties set forth in the Custodian Agreement as amended hereby;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.    Amendments.

      (a) The Custodian Agreement is hereby amended by deleting the lead-in paragraph thereof in its entirety and inserting in lieu thereof the following:

            "Agreement made as of this 15th day of February, 1999, by and among E*TRADE FUNDS, a business trust organized under the laws of the State of Delaware (the "Fund"), E*TRADE ASSET MANAGEMENT, INC. (the "Adviser") and Investors Bank & Trust Company, a Massachusetts trust company ("Investors Bank")."

      (b) Paragraph 1 of the Custodian Agreement is hereby amended by deleting such Paragraph 1 in its entirety and inserting in lieu thereof the following:

            "Bank Appointed as Custodian. The Fund and the Adviser hereby appoint the Bank as custodian of the Fund's portfolio securities and cash delivered to the Bank as hereinafter described and the Bank agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Agreement the Adviser agrees to pay to the Bank the fees set forth on Appendix B hereto.

      (c) Paragraph 16.4 of the Custodian Agreement is hereby amended by deleting the word "Fund" therein and inserting the lieu thereof the word "Adviser."

      (d) Appendix A to the Custodian Agreement -- "Portfolios" -- is hereby amended by deleting such Appendix A in its entirety and replacing it with Appendix A attached hereto as Exhibit I.

      (e) (i) Appendix B to the Custodian Agreement -- "Fees" -- is hereby amended by renaming such Appendix B as Appendix B-1 and applying such Appendix B-1 only to the Funds listed under the heading "Feeders" on Appendix A to the Custody Agreement; and

          (ii) The Custodian Agreement is further amended by adding thereto Appendix B-2 in the form attached hereto as Exhibit II, and applying such Appendix B-2 only to the Funds listed under the heading "Stand-alone" on Appendix A to the Custody Agreement.

      (f) Section 16.1 of the Custodian Agreement is hereby amended by deleting the first paragraph of such Section 16.1 in its entirety and inserting in lieu thereof the following:

      "This Agreement shall remain in effect until March 1, 2004 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

      (g) Section 18(a) of the Custodian Agreement is hereby amended by deleting the first paragraph of such Section 18(a) in its entirety and inserting in lieu thereof the following:

      "In the case of notices sent to the Fund to:

            E*Trade Funds
            118 King Street
            San Francisco, CA 94107
            Attention: Elizabeth A. Gottfried

      IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.


                                          INVESTORS BANK & TRUST COMPANY


                                          By:   _______________________________

                                          Name: _______________________________

                                          Title: ______________________________


                                          E*TRADE FUNDS


                                          By:   _______________________________

                                          Name: _______________________________

                                          Title:_______________________________

                                    EXHIBIT I

                                   Appendix A

                                   Portfolios




Feeders

E*TRADE S&P 500 Index Fund

E*TRADE Extended Market Index Fund

E*TRADE Bond Index Fund

E*TRADE International Index Fund

E*TRADE Premier Money Market Fund

E*TRADE Russell 2000 Index Fund

Stand-Alone

E*TRADE Financial Sector Index Fund

E*TRADE Global Titans Index Fund

E*TRADE E-Commerce Index Fund

E*TRADE Technology Index Fund

E*TRADE Asset Allocation Fund

                                   EXHIBIT II
                                  Appendix B-2

                                  E*TRADE Funds
                             Proposed Fee Schedule*
                                   For 4 Funds
                                January 19, 2001


             CUSTODY, FUND ACCOUNTING, CALCULATION OF N.A.V. and

                             PARTIAL ADMINISTRATION

Assumptions in developing the fee schedule:

- Assumes that Investors Bank will provide services to the funds listed below as well as any new feeders and standalone funds sponsored by E*TRADE

      - Financial Sector Index Fund
      - Global Titans Index Fund
      - Technology Index Fund
      - E-Commerce Index Fund

- Custody, fund accounting and partial administration services
- Assumes  the trade ticket  for the fund of funds will be  provided  by E*TRADE
- Assumes Investors Bank will not be tracking re-balances into the fund of funds
- E*TRADE will perform legal  administration
- Fee is predicated on Investors Bank performing cash management, foreign exchange and securities lending

A.    Domestic Custody and Fund Accounting

      The following basis point fee is based on each fund's assets for which we are providing services. This amount does not include transactions or global custody.

                                             Annual Fee

      First $150  million in assets          2.5 Basis Points
      Next $350 million in assets            1.5 Basis Points
      Assets in excess of $500 million       1.0 Basis Point


      There will be a yearly per fund minimum as described below.

      Domestic Funds                         $34,000 per fund
      Global Funds                           $45,000 per fund

      Each class beyond one                  $8,000 per fund/class
      Fund of Funds (E*TRADE Funds only)     $22,000 per fund (no basis
         points)


   B. Transactions*

      o  DTCC/Fed Book Entry        $  6.25
      o  Physical Securities          35
      o  Options and Futures          18
      o  GNMA Securities              30
      o  Principal Paydown             5
      o  Foreign Currency             18**
      o  Outgoing Wires                7
      o  Incoming Wires                5
      o  Internal Mutual Funds         5


* These fees assume that trade information is sent to Investors Bank electronically. The DTCC fee will increase to $8 per trade when assets reach $500 million. There are no transaction charges for the use of Investors Bank Repo product or for securities lending transactions when Investors Bank acts as agent **There are no transaction charges for F/X contracts executed by Investors Bank


C. Foreign Subcustodian Fees

      o Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country, based upon the attached global custody fee schedule. Local duties, script fees, reclaims,
          registration,   exchange   fees,   and  other   market   charges   are
          out-of-pocket.

      o Investors Bank will require the fund to hold all international assets at the subcustodian of our choice.


D. Partial Administration

      The following basis point fee is based on each fund's assets for which we are providing services.

                                                   Annual Fee

      First $150  million in assets          3.0 Basis Points
      Next $350 million in assets            2.5 Basis Points
      Assets in excess of $500 million       2.0 Basis Points


      There will be a yearly per fund minimum of $45,000.

      Each class beyond one                  $10,000 per fund/class
      Fund of Funds                          $40,000 per fund (no basis points)

                                  MISCELLANEOUS


A. Out-of-Pocket

      o The charges next to each section are for proforma purposes only. Actual charges may vary.

      o   These charges consist of:

            -Third Party Review ($250/fd/yr)    -InvestView
            -Legal Expenses                     -Customized Reporting
            -Printing, Delivery & Postage       -Customized Development/Extracts
            -International Verification         -Blue Sky ($125 per permit)
            -Forms and Supplies                 -Initial Blue Sky Set-up
            -Edgar Filings                      -Support Equipment
            -Extraordinary Travel Expenses      -Copy fitting
            -State Registration Fees            -Data Transmissions
            -Pricing (per security/fund/day $.6 equities, .36 bonds, .40 int'l) -Telecommunications (Per month/fund dom 61.25, Int'l 77.06) -Printing of shareholder reports
            -Financial statement report modification (after initial agreed upon parameters) as to style, layout or format.


B. Domestic Balance Credit

      o We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.


C. Cash Management, Securities Lending and Foreign Exchange

      o The assumption was made that Investors Bank would perform cash management, securities lending and foreign exchange for the portfolios. Securities Lending will be split with the funds on a 60%/40%; 40% going to the funds. After the first 2 years the split will change to 50%/50%; 50% going to the funds. After the third year the split will change to 60%/40%; 60% going to the funds.


D. Systems

      o The details of any systems work will be determined after a thorough business analysis. Any systems work will be billed on a time and material basis. Investors Bank provides an allowance of 10 system hours for data extract set-up and reporting extract set-up. Additional systems hours will be billed on a time and material basis.


E. Payment

      o The above fees will be charged against the fund's custodian checking account on the last business day of the month.


* This fee schedule assumes the execution of our standard contractual agreements for three years with subsequent three year renewals. Also, this fee schedule is contingent on all 5 funds contracting for custody, fund accounting, administration, securities lending, foreign exchange and cash management services. If the contract is terminated within the first 12 months from the date that all the funds are serviced by Investors Bank, any payments owed would also include an amount equal to one years fees for fund accounting and fund administration for 2 E*TRADE funds. If the contract is terminated in year two, any payment owed would include an amount equal to 50% of one years fees for fund accounting and fund administration for 2 E*TRADE funds. If the contract is terminated in year three, any payment owed would include an amount equal to 25% of one years fees for fund accounting and fund administration for 2 E*TRADE funds.

                                  Appendix B-1

                               E*Trade Group, Inc.
                                  E*Trade Funds
                               Annual Fee Schedule
                                For Feeder Funds
                                January 19, 2001


   Fund Accounting, Custody and Calculation of N.A.V., Fund Administration,
                        Financial Statement Preparation.



A. Fund Accounting, Custody and Calculation of N.A.V. , Fund Administration, Financial Statement Preparation.

      The Annual Fee for Fund Accounting, Custody and Calculation of N.A.V., Fund Administration, Financial Statement Preparation for the each E * Trade Group, Inc. sponsored Feeder Funds (including up to two classes) off of Barclays Global Investors' Master Investment Portfolios will be charged according to the following schedule. The following schedule is exclusive of transaction costs and out-of-pocket expenses.

                                                                  Annual Fee

     Annual Fee per fund                                          $42,000

      For each additional class added beyond the first two classes there will be an annual fee of $18,000 for the above services.



                                  Miscellaneous

A.    Out-of-Pocket

      These charges consist of:

      -     Telephone
      -     Ad Hoc Reporting
      -     Third Party Review
      -     Forms and Supplies
      -     Printing/Postage/Delivery
      -     Systems Development/Reports/Transmissions
      -     Equipment Rental
      - Legal costs associated with substantial alterations of IBT's standard agreements


B.    Balance Credits

      We allow use of balance credit against fees (excluding out-of-pocket charges) for collected fund balances arising out of the custody relationship. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.


C.    Systems

      The details of any systems work required to service this fund will be determined after a thorough business analysis. All systems work, including creating customized reports and establishing systems/communications interfaces with E * Trade, other providers, etc., will be billed on a time and materials basis.


D.    Other

      Assumptions:

      The above fees will be charged against the funds' custodian checking account five business days after the invoice is mailed to the fund.